Exhibit 99.1
TEXAS CAPITAL BANCSHARES TO ISSUE $75 MILLION IN PREFERRED STOCK AND WARRANTS UNDER THE U.S. TREASURY’S CAPITAL PURCHASE PROGRAM
DALLAS — January 16, 2009 — Texas Capital Bancshares, Inc. (NASDAQ: TCBI) completed the issuance of $75 million of perpetual preferred stock and related warrants under the U.S. Department of Treasury’s voluntary Capital Purchase Program. The perpetual preferred stock will have a cumulative dividend of 5% per annum for 5 years and, unless redeemed, 9% thereafter. The warrants represent the right to purchase 758,086 shares of the Company’s common stock at an initial exercise price of $14.84 per share.
In November 2008, the Company applied for up to $130 million of additional capital under the Program, and that application was approved. “In September we successfully raised $55 million in common equity and had capital ratios well above regulatory guidelines; therefore, we decided to accept $75 million under the Program,” commented George Jones, president and CEO. “The two transactions add a total of $130 million in new equity capital, strengthening our position in a difficult economic environment and augmenting our strategic emphasis on organic growth through the addition of quality loan and deposit relationships.”
ABOUT TEXAS CAPITAL BANCSHARES, INC.
Texas Capital Bancshares, Inc. (NASDAQ: TCBI) is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and private clients. Headquartered in Dallas, the bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.
This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond Texas Capital Bancshares’ control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Form 10-K and other filings made by Texas Capital Bancshares with the Securities and Exchange Commission.